For Immediate Release

Southwest Bancorp, Inc. Announces Issuance of an Additional $4.5 Million in
Trust Preferred Securities under Over-Allotment Option

July 11, 2008, Stillwater, Oklahoma . . . . Southwest Bancorp, Inc. (NASDAQ Global Select Market — OKSB), (“Southwest”), announced that Southwest Capital Trust II (the “Trust”), a statutory trust formed by Southwest under the laws of the State of Delaware, closed today on the issuance and sale of $4,500,000 aggregate liquidation amount of the Trust’s 10.50% preferred securities ($25.00 liquidation amount per security) pursuant to the exercise, in full, of an over-allotment option granted to the underwriters of its recent offering. This firm commitment underwriting was made through Stifel, Nicolaus & Company Incorporated, Howe Barnes Hoefer & Arnett, Inc., Sterne, Agee & Leach, Inc., and Morgan Keegan and Company, Inc.

The proceeds from the sale of the Trust Preferred Securities, together with the proceeds from the sale by the Trust of its common securities to Southwest, were used by the Trust to purchase an aggregate of $4,640,000 of Southwest’s 10.50% junior subordinated debentures due 2038. The Trust previously issued and sold $30,000,000 of its 10.50% trust preferred securities on July 2, 2008 in the initial closing of the offering.

Each Trust Preferred Security pays cash distributions at the annual rate of 10.50% of the stated liquidation amount of $25.00 per security, payable quarterly in arrears beginning September 15, 2008. The stated liquidation amount will be distributed to the holders on September 15, 2038, unless earlier redeemed.

The Trust Preferred Securities have been registered under the Securities Act of 1933, as amended, pursuant to an effective registration statement on Form S-3 (File Nos. 333-151384 and 333-151384-03). The Trust Preferred Securities are listed on the Nasdaq Global Select Market under the symbol “OKSBP”.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. The Trust Preferred Securities are offered only by the prospectus and related prospectus supplements. Copies of the prospectus supplement and the prospectus relating to the offering of the Trust Preferred Securities may be obtained from Stifel, Nicolaus & Company, Incorporated, One Financial Plaza, 501 North Broadway, St. Louis, Missouri, 63102 or toll-free at 1-800-729-6888.

Southwest Bancorp, Inc. and Subsidiaries

Southwest Bancorp is the financial holding company for Stillwater National Bank and Trust Company, Bank of Kansas, SNB Bank of Wichita, Healthcare Strategic Support, Inc., and Business Consulting Group, Inc. Through its subsidiaries, Southwest offers commercial and consumer lending, deposit, and investment services, and specialized cash management, consulting, and other financial services from offices in Oklahoma City, Stillwater, Tulsa, and Chickasha, Oklahoma; Austin, Dallas, Houston, San Antonio, and Tilden, Texas; and Hutchinson, South Hutchinson, Kansas City, and Wichita, Kansas, and on the Internet, through SNB DirectBanker®.